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                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

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                              [RJR Nabisco Logo]


                                       January 26, 1996





Dear Fellow Stockholder:

               By now, you should have received materials from both RJR Nabisco and a group led by Bennett LeBow and Carl Icahn relating to the consent solicitation of RJR Nabisco shareholders now underway by the LeBow/Icahn group. LeBow has made a number of misleading statements about RJR Nabisco's position regarding a spin-off of Nabisco and the company's views toward its shareholders.

               We believe LeBow's attempts to mischaracterize the company's position on a spin-off reflect his increasing sense of desperation as he discovers that a large number of RJR Nabisco shareholders want nothing to do with a solicitation from either Lebow or Icahn. Already, thousands of shareholders have indicated their support of management by returning yellow cards to us.

               Both men stand to gain financially at the expense of RJR Nabisco's shareholders and we believe that as more shareholders focus on that fact, the rhetoric from LeBow and Icahn will get even more shrill. For the record, we want to summarize again the company's views on this matter:

o Contrary to what LeBow and Icahn have said in their mailings to you, in press interviews and in their paid advertisements, RJR Nabisco's board and management are not waiting for you to tell us to spin off Nabisco - we know you want to do it, we want to do it - and LeBow and Icahn know it.

o Your board is committed to accomplishing a spin-off of Nabisco as soon as it can be accomplished in a manner that does not jeopardize your financial interests and is consistent with the company's commitments. In consultation with the best legal, tax and financial advisors available, however, your directors concluded, unanimously, that an immediate spin-off would undermine, not increase, your share value.

o Many independent financial analysts have published reports consistent with the views of the company's board and management on the spin-off issue and even two of the analysts cited in the LeBow/Icahn consent materials do not endorse an immediate spin-off of Nabisco.

o LeBow and Icahn have proposed a by-law change that could enable them to gain control of RJR Nabisco and exploit the company for their own benefit - even if holders of a majority of the company's shares do not agree with them.

o Contrary to what LeBow and Icahn have said, there are consequences to consenting to their proposals. A consent is a vote to put them one step closer to gaining control of the company.

o We believe that the LeBow/Icahn group is resorting to increasingly strident rhetoric in an attempt to distract RJR Nabisco's shareholders from a simple truth: LeBow and Icahn are using this consent solicitation process to try to gain control of RJR Nabisco in order to enrich themselves at your expense.

o Consider this recent quotation from Martin Feldman, an independent security analyst at Smith Barney:

               "The LeBow spin-off proposal is NOT likely to enhance shareholder value yet burdens RN with great risk. Prudently, existing management is likely to add value by spinning off Nabisco in a lower risk environment. Support existing management." (January 24, 1996 First Call report(*))

------------
(*) No permission has been sought or received to quote from, or refer to, published materials cited in this letter. RJR Nabisco has from time to time obtained investment banking services from Smith Barney or one of its affiliates,including as the manager or co-manager of a public offering of securities of RJR Nabisco or an affiliate within the last three years.

               Your best chance to prevent LeBow and Icahn from exploiting your investment in RJR Nabisco is to refuse to sign or return any of the BLUE consent cards they have mailed to you. If you have previously returned a blue consent card to the LeBow/Icahn group, you have every right to change your mind and revoke your consent by signing, dating and returning the accompanying YELLOW revocation of consent card to the company, using the enclosed postage-paid envelope.

               We believe there is considerable upside for the value of your shares during the period that we manage our way toward additional earnings growth and an eventual spin-off. We believe our approach - pursuing an earnings growth plan combined with the prospect of successfully separating the food and tobacco businesses when your investment will not be jeopardized - offers significant potential rewards for you. If you have any questions or need assistance in completing the enclosed YELLOW revocation of consent card, please call our solicitors: MacKenzie Partners, Inc., toll free, at 1-800-322-2885 or D.F. King & Co., Inc., toll free, at 1-800-290-6430.

                                 On behalf of the Board of Directors,



/s/ Charles M. Harper                              /s/ Steven F. Goldstone
____________________                               __________________________
    Charles M. Harper                                 Steven F. Goldstone
     Chairman                                          President and
                                                       Chief Executive Officer